Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement is entered into as of October 31, 2007, by and between Highbury Financial Inc., a Delaware corporation (“Borrower”) and City National Bank, a national banking association (“CNB”).

RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of November 7, 2006 (the Credit Agreement, as herein amended, hereinafter the “Credit Agreement”).

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.	Amendments. The Credit Agreement is amended as follows:

2.1	Section 1.4 (Aston Funds) is stricken and replaced with the following:

“1.4 “Aston Funds” means the portion of the mutual fund business Borrower acquired from ABN AMRO Asset Management Holdings pursuant to an agreement dated April 20, 2006.”

2.2	Section 1.12 (EBITDA) is stricken and replaced with the following:

“1.12 “EBITDA” will be determined on a consolidated basis for Borrower and means the sum of (a) net income of the Borrower determined in accordance with GAAP earned over the twelve month period ending on the date of determination, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation, plus (e) other non-cash expenses, and plus (f) taxes, expensed during the twelve month period ending on the date of determination. For periods prior to the acquisition of the Aston Funds by Borrower, EBITDA for Borrower shall include eighteen and one fifth percent (18.2%) of the revenue of the Aston Funds, less $50,000.00 for each month prior to acquisition. After the closing of an acquisition, for periods prior to such acquisition, EBITDA for Borrower shall include the percentage or revenue or profits, as applicable, of the acquisition target to which Borrower would have been entitled during the periods had the acquisition been completed prior to those periods.”

2.3	Section 1.30 (Termination Date) is stricken and replaced with the following:

“1.30 “Termination Date” means October 31, 2008. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled “CNB’s Remedies”; the date of any such termination will become the Termination Date as that term is used in this Agreement.”

2.4	A new Section 1.32 (Fixed Charges) is added to the Credit Agreement to provide as follows:

“1.32 “Fixed Charges” means the sum (without duplication) of (a) the aggregate amount of Current Maturity of Long-Term Debt (“Current Maturity of Long-Term Debt” means that portion of Borrower’s consolidated long-term liabilities, determined in accordance with GAAP for borrowed money, which will, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.) plus (b) all interest incurred on borrowed money, plus (c) provisions for Federal and State income taxes paid or payable, plus (d) all capital expenditures, with (b), (c) and (d) being determined by reference to the twelve month period ending on the date of determination. For clarification, Fixed Charges will exclude Total Funded Debt, as defined herein.”

2.5	A new Section 1.33 (Liquid Assets) is added to the Credit Agreement to provide as follows:

“1.33 “Liquid Assets” shall mean the sum of cash, cash equivalents and marketable securities held in the Borrower’s name, excluding (i) any assets upon which there is any security interest, lien or encumbrance, and (ii) any securities or accounts which are not readily convertible into cash (such as restricted stock or hedge funds).”

2.6	A new Section 1.34 (Marketable Securities) is added to the Credit Agreement to provide as follows:

“1.34 “Marketable Securities” shall mean “margin stock” as defined in Regulation U of the Federal Reserve Board; mutual funds; and bonds and other debt securities of United States corporations not falling within the definition of “margin stock” with a credit quality rating of at least A by Standard & Poors or A-2 by Moody’s; commercial paper with a credit quality rating of at least A-2 by Standard & Poors or P-2 by Moody’s; obligations issued by or guaranteed by the United States government or agencies thereof; and obligations of any state, territory, municipality or other local governmental subdivision or entity of the United States, with a credit quality rating of at least A by Standard & Poors or A-2 by Moody’s.”

2.7	A new Section 1.35 (Total Funded Debt) is added to the Credit Agreement to provide as follows:

“1.35 “Total Funded Debt” means, as of the end of each fiscal quarter, the amount of the principal balances for all Loans under this agreement.”

2.8	Section 5.10 (Use of Proceeds) is stricken and replaced with the following:

“5.10 Use of Proceeds. Borrower will use the proceeds of the Revolving Credit Loans for working capital, general corporate purposes, acquisitions or repurchases of Borrower’s outstanding securities.”

2.9	Section 6.8 (Financial Tests) is stricken and replaced with the following:

“6.8 Financial Tests. Borrower will maintain:

“6.8.1 Net Worth of not less than $20,000,000 at the end of any fiscal quarter;

“6.8.2 A ratio of Debt, less Liquid Assets, to EBITDA of not more than 5.0 to 1 at the end of any fiscal quarter;

“6.8.3 A ratio of Total Funded Debt to EBITDA of not more than 2.00 to 1 at the end of any fiscal quarter; and

“6.8.4 A ratio of EBITDA to Fixed Charges of not less than 1.25 to 1 as of the end of each fiscal quarter.”

2.10	Section 7.3 (Loans) is stricken and replaced with the following:

“7.3 Loans. Make loans or advances to any Person except credit extended to Affiliates in any amount.”

2.11	Section 7.9 (Mergers and Acquisitions) is stricken and replaced with the following:

“7.9 Mergers and Acquisitions. Consummate any merger or consolidation, or acquire all or substantially all of the assets of any Person, without the prior, written consent of CNB, which consent will not be unreasonably withheld.”

3.	Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB’s satisfaction:

4.1	CNB shall have received this Amendment duly executed by Borrower.

5.	Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Borrower”	Highbury Financial Inc., a Delaware corporation

	By:	/s/ Richard Foote
Richard Foote, Chief Executive Officer

“CNB”	City National Bank, a national banking association

	By:	/s/ Aaron Cohen
Aaron Cohen, Senior Vice President